EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports First Quarter 2015 Results
Earnings Call Time Changed to 8 a.m. Eastern on April 30th

INDEPENDENCE, Ohio - April 29, 2015 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2015.

2015 First Quarter Review

•
Net sales were $207 million, a decrease of 26 percent, compared to $281 million in the same period of the prior year. Lower shipment volumes and pricing in both business segments primarily drove the reduction in sales. Currency fluctuations negatively impacted sales in the quarter by approximately five percentage points.

•
Reported net loss was $(56) million, or $(0.41) per diluted share, compared to reported net loss of $(12) million, or $(0.08) per diluted share, in the same period of the prior year. These included special charges[1] (after tax) of $43 million in the first quarter of 2015 and special charges (after tax) of $13 million in the first quarter of 2014.

•
Adjusted net loss*, which excludes special charges, was $(13) million, or $(0.10) per diluted share, in the first quarter of 2015, as compared to adjusted net income* of $1 million, or $0.01 per diluted share, in the first quarter of 2014.

•	Adjusted EBITDA*, which excludes special charges, was $17 million, as compared to $33 million in the same period of the prior year.

•	Operating cash flow was $23 million in the first quarter of 2015, as compared to $22 million in the same period of 2014.

•
The Company also today announced a letter of intent with an affiliate of Brookfield Asset Management (Brookfield) for a $150 million preferred equity investment in GrafTech. Brookfield is a global alternative asset manager with more than $200 billion of assets under management that has a long history and successful track record in steel, mining and

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

EXHIBIT 99.1

metals, and other industrial sectors. In addition to the preferred equity investment, GrafTech and Brookfield have also announced a letter of intent under which Brookfield would commence a tender offer to acquire GrafTech common stock at a purchase price of $5.05 per share.

Joel Hawthorne, Chief Executive Officer of GrafTech, commented, "As we moved through the first quarter, graphite electrode demand continued to soften as global electric arc furnace (EAF) steel production weakened. Lower end-market demand in certain steel consuming sectors, continued high Chinese steel exports and other market dynamics led to lower EAF customer utilization rates, particularly in North America. These factors are expected to create a challenging operating environment for our Company and the industry as a whole for the remainder of 2015."

Mr. Hawthorne continued, “The expected preferred equity investment by Brookfield demonstrates confidence in GrafTech’s strategy, market position and long-term prospects. This strategic investment will strengthen our capital structure and provide GrafTech with increased financial flexibility to continue executing our strategy and positioning the company for success as the cycle improves.”

Industrial Materials Segment
Net sales for Industrial Materials decreased to $165 million in the first quarter of 2015, compared to $219 million in the first quarter of 2014. The decline in revenue was largely driven by lower volumes in response to weaker customer utilization rates, lower realized graphite electrode pricing and unfavorable currency exchange rate fluctuations.

In the first quarter of 2015, the Company recorded a $35 million non-cash impairment charge to write down the remaining goodwill associated with the Seadrift business unit. On an after tax basis, the charge was $31 million, or $0.23 per diluted share. The impairment was triggered by notice of a further needle coke price decline in March, the impact of which will begin in the second quarter.

The Industrial Materials segment reported an operating loss of $26 million in the first quarter of 2015 as compared to operating income of $2 million in the same period of the prior year. Adjusted

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

EXHIBIT 99.1

segment operating income*, which excludes special charges, was approximately $11 million in the first quarter of 2015, as compared to approximately $19 million in the first quarter of 2014 and $22 million in fourth quarter of 2014.

	Q1	Q4	Q1
	2014	2014	2015
Industrial Materials net sales:	$218,776	$206,099	$165,037
Industrial Materials adjusted operating income:	19,080	21,981	11,191
Industrial Materials adjusted operating income margin:	8.7%	10.7%	6.8%

Engineered Solutions Segment
Net sales for Engineered Solutions decreased to $42 million in the first quarter of 2015 compared to $62 million in the first quarter of 2014. The decline was primarily driven by lower sales volume of advanced graphite materials products. Net sales for the first quarter of 2014 included $10 million of advanced graphite materials sales to a customer that declared bankruptcy later in 2014.
Sales of advanced electronics technology products were weaker due to competitive pressures in the consumer electronics supply chain impacting both price and volumes.

Operating loss for the Engineered Solutions segment was $(4) million in the first quarter of 2015 compared to operating income of $5 million in the year ago period. Adjusted segment operating loss*, which excludes special charges, was $(1) million in the first quarter as compared to adjusted operating income of $6 million in the first quarter of 2014 and $4 million in the fourth quarter of 2014.

	Q1	Q4	Q1
	2014	2014	2015
Engineered Solutions net sales:	$62,015	$53,772	$42,174
Engineered Solutions adjusted operating income (loss):	5,781	3,834	(1,285)
Engineered Solutions adjusted operating income (loss) margin:	9.3%	7.1%	(3.0)%

Mr. Hawthorne commented, "Volumes and price remain under pressure in the Engineered Solutions segment across all business units. We continue to aggressively reduce costs to improve our competitive position in this challenging operating environment."

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

EXHIBIT 99.1

Selling and Administrative and Research and Development Expense
Total Company selling and administrative expenses and research and development expenses, which include corporate expenses, were $29 million for the first quarter of 2015, as compared to $33 million in the first quarter of 2014. Overhead expense in the first quarter of 2015 was negatively impacted by special charges of $3 million, as compared to the prior year quarter. Excluding special charges in both periods, overhead expense declined approximately $7 million, or 21 percent, year-over-year to $26 million in the first quarter of 2015 as a result of continued efforts to reduce costs.

Outlook
In its April 14, 2015 report, the International Monetary Fund (IMF) maintained its estimate for moderate 2015 global GDP growth of 3.5 percent. The report states that advanced economies’ growth prospects are likely to continue to improve due to lower oil prices, while emerging economies’ growth trends are projected to be weaker. In the United States (U.S.), the IMF reduced its estimate for economic growth to 3.1 percent in 2015, down from its January forecast of 3.6 percent, given the stronger U.S. dollar. The Chinese economy is expected to grow 6.8 percent this year, a sharp deceleration from last year’s 7.4 percent expansion, which previously had marked the slowest growth in China in two decades.

Steel customer sentiment has shifted to become more negative globally. In light of weaker end market demand in certain steel consuming sectors and geographies and continued high export levels from China, global utilization rates are lower. In its April 21, 2015 report, the World Steel Association (WSA) forecast slower growth in global steel demand and reduced its expectation for 2015 global steel consumption to be essentially flat. WSA reported that global steel production declined approximately two percent in the first quarter of 2015 as compared to the same period in the prior year. WSA reported that, in the U.S., which had been a stronger market previously, steel production declined approximately eight percent year-over-year, resulting in weaker than expected steel customer first quarter results. WSA also reported that steel production declined approximately three percent year-over-year in March. Steel production in ten of the top 15 steel producing countries, which represent a large share of EAF production, declined approximately ten percent year-over-year in the month of March.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

EXHIBIT 99.1

Guidance
Given the shift in customer sentiment and resulting reduction in demand, pricing and volume in the Company's Industrial Materials segment have become increasingly challenging. The Company's 2015 graphite electrode order book continues to be built with approximately 75 percent of targeted order volumes confirmed. Pricing remains under pressure for both graphite electrodes and needle coke. In the Engineered Solutions segment, pricing for products is lower. The Company's previously announced cost savings programs remain on track and are anticipated to deliver $50 million in cash savings to benefit 2015 EBITDA results. However, these savings will not fully offset the decline in pricing and volume across both business segments. Based on these conditions, the Company is revising its guidance for the first half of 2015 and does not expect a significant improvement in results in the second half of 2015.

The Company’s expectations, excluding the impact of special charges, are as follows:

•	First half 2015 EBITDA* target of $30 million to $40 million (previous guidance was $45 million to $55 million) and

•
First half 2015 operating cash flow of approximately $30 million to $40 million (after approximately $10 million to $15 million of cash rationalization charges) (previous guidance was $40 million to $50 million and approximately $15 million to $20 million of cash rationalization charges).

Mr. Hawthorne commented, “As we are facing a very difficult part of the global steel cycle with increased volatility and uncertainty along with increased competition in our Engineered Solutions segment, we will continue to aggressively review and tighten our cost profile to create a sustainable business model equipped to confront the challenges we are facing."

2015 Action Plan
In response to the current environment, the Company is taking a number of actions to improve the cost structure and align production rates with market demand. These actions include:

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

EXHIBIT 99.1

•	Delivering approximately $50 million in cash savings in 2015 following successful execution of the Company's previously announced cost savings initiatives.

•	Reducing graphite electrode operating rates further to align production to lower customer demand and to continue to reduce inventory.

•	Implementing a furlough at the U.S. graphite electrode manufacturing facility in response to weakening North American demand.

•	Realigning the advanced graphite materials production platform to include relocation and consolidation of production processes to optimize efficiencies and reduce costs.

•	Reducing staffing in the advanced electronics technology division by approximately ten percent.

•	Continuing to streamline overhead costs.

•	Aggressively managing working capital requirements and reducing inventory by approximately $50 million in 2015.

•
Reducing planned capital expenditures by an additional $5 million, a total year-over-year reduction of approximately $25 million. Current capital expenditures are estimated to be in the range of $55 million to $65 million in 2015.

•	Selling excess property for an estimated $10 million.

Mr. Hawthorne concluded, "Despite the current market dislocation, we believe the electric arc furnace steel market and the markets that our Engineered Solutions segment serves remain very attractive longer term. With our new strategic investor, Brookfield, we will continue to leverage our business model and strategic advantages and optimize our product portfolio to drive long-term stockholder value, and believe that we have positioned the Company to capitalize on growth in these areas as the cycle turns.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held on April 30, 2015 at 8:00 a.m. Eastern. The call will be webcast and available at www.GrafTech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.GrafTech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 18 principal

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

EXHIBIT 99.1

manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Independence, Ohio, GrafTech employs approximately 2,400 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: the proposed issuance of convertible preferred stock, the conditions to consummation of such issuance, the terms of such issuance and stock, the use of proceeds and related matters; a possible tender offer and merger, the conditions to consummation thereof, the terms thereof and related matters; the effects of such issuance, tender offer and merger under equity award and benefit plans and agreements or our credit agreement, senior notes or senior subordinated notes; our outlook for 2015 or beyond; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; stock repurchase or issuance plans; cost, inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line change, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; future prices and demand for our products; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; divestitures, asset sales, investments and acquisitions that we may make in the future; possible debt or equity financing or refinancing (including factoring and supply chain financing) activities; our customers' operations, order patterns and demand for their products; the impact of customer bankruptcies; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; legal proceedings and antitrust investigations; our liquidity and capital resources, including our obligations under our senior subordinated notes that mature in November 2015; a pending proxy contest, the impacts thereof and other possible changes in Board composition; possible changes in control of the Company and the impacts thereof; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: failure to enter into definitive agreements relating to the preferred stock issuance on the tender offer and merger; failure to satisfy conditions to be contained in such agreements to consummation thereof, including due to material adverse changes effecting the Company or its prospects or failure to obtain regulatory approvals; litigation in relation to such transactions; adjustments to our first quarter 2015 results; actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions, including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of, proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain new or refinance existing financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line changes, or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; changes in Board composition or control of the

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

EXHIBIT 99.1

Company or changes in capital structure or share ownership, including impacts of the capital infusion announced today; failure to satisfy conditions to government grants; continuing uncertainty over fiscal or monetary policies or conditions in the U.S., Europe, China or elsewhere; changes in fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, impairment charges, valuation allowance and proxy contest expenses. See reconciliation tables for further detail.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2014	As of March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$17,550	$10,961
Accounts and notes receivable, net of allowance for doubtful accounts of $7,471 as of December 31, 2014 and $6,582 as of March 31, 2015	162,919	155,108
Inventories	382,903	364,152
Prepaid expenses and other current assets	81,623	70,475
Total current assets	644,995	600,696
Property, plant and equipment	1,500,821	1,453,080
Less: accumulated depreciation	846,781	819,741
Net property, plant and equipment	654,040	633,339
Deferred income taxes	16,819	14,819
Goodwill	420,129	384,436
Other assets	97,822	92,373
Total assets	$1,833,805	$1,725,663
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,409	$79,756
Short-term debt	188,104	191,446
Accrued income and other taxes	24,506	17,321
Rationalizations	9,563	8,632
Other accrued liabilities	43,319	41,946
Total current liabilities	351,901	339,101

Long-term debt	341,615	336,321
Other long-term obligations	107,566	100,983
Deferred income taxes	28,197	26,507

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 152,821,011 shares issued as of December 31, 2014 and 153,050,285 shares issued as of March 31, 2015	1,528	1,535
Additional paid-in capital	1,825,880	1,827,672
Accumulated other comprehensive loss	(336,524)	(365,290)
Retained earnings (deficit)	(245,751)	(301,359)
Less: cost of common stock held in treasury, 15,922,729 shares as of December 31, 2014 and 15,877,371 shares as of March 31, 2015	(239,811)	(239,107)
Less: common stock held in employee benefit and compensation trusts, 80,967 shares as of December 31, 2014 and 72,679 shares as of March 31, 2015	(796)	(700)
Total stockholders’ equity	1,004,526	922,751
Total liabilities and stockholders’ equity	$1,833,805	$1,725,663

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2015

Net sales	$280,791	$207,211
Cost of sales	255,097	186,448
Gross profit	25,694	20,763

Research and development	2,770	2,431
Selling and administrative expenses	29,907	26,290
Rationalizations	86	2,494
Impairments	—	35,381
Operating loss	(7,069)	(45,833)

Other expense (income), net	794	393
Interest expense	8,999	8,921
Interest income	(58)	(73)
Loss before provision for income taxes	(16,804)	(55,074)

(Benefit) provision for income taxes	(5,287)	534
Net loss	$(11,517)	$(55,608)

Basic loss per common share:
Net loss per share	$(0.08)	$(0.41)
Weighted average common shares outstanding	135,730	136,981

Diluted loss income per common share:
Net loss per share	$(0.08)	$(0.41)
Weighted average common shares outstanding	135,730	136,981

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2014	2015
Cash flow from operating activities:
Net loss	$(11,517)	$(55,608)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	39,661	20,570
Impairment of long-lived assets and goodwill	—	35,381
Deferred income tax benefit	(1,222)	2,973
Post-retirement and pension plan changes	1,012	1,262
Stock-based compensation	522	1,572
Interest expense	3,645	3,764
Other charges, net	(1,593)	(2,757)
(Increase) decrease in working capital*	(6,665)	21,991
Increase in long-term assets and liabilities	(1,753)	(6,430)
Net cash provided by operating activities	22,090	22,718
Cash flow from investing activities:
Capital expenditures	(21,728)	(13,601)
Proceeds from the sale of fixed assets	1,895	521
Insurance recoveries	3,057	—
Payments for derivative instruments	(367)	(7,603)
Net cash used in investing activities	(17,143)	(20,683)
Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(994)	1
Revolving Facility borrowings	75,000	27,000
Revolving Facility reductions	(65,000)	(32,000)
Principal payments on long-term debt	(92)	(33)
Supply chain financing	(9,455)	—
Proceeds from exercise of stock options	82	—
Purchase of treasury shares	(141)	(41)
Refinancing fees and debt issuance costs	—	(2,247)
Other	918	(54)
Net cash used in financing activities	318	(7,374)
Net increase (decrease) in cash and cash equivalents	5,265	(5,339)
Effect of exchange rate changes on cash and cash equivalents	171	(1,250)
Cash and cash equivalents at beginning of period	11,888	17,550
Cash and cash equivalents at end of period	$17,324	$10,961

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$(5,684)	$1,040
Inventories	955	11,978
Prepaid expenses and other current assets	(4,670)	7,525
Increase (decrease) in accounts payable and accruals	6,506	(2,483)
Rationalizations	(8,580)	(846)
Increase in interest payable	4,808	4,777
(Increase) decrease in working capital	$(6,665)	$21,991

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY AND RECONCILIATION (Dollars in thousands) (Unaudited)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2014	2015
Net sales:
Industrial Materials	$218,776	$206,099	$165,037
Engineered Solutions	62,015	53,772	42,174
Total net sales	$280,791	$259,871	$207,211

Segment operating income (loss):
Industrial Materials	1,600	(58,002)	(25,898)
Engineered Solutions	5,406	(6,568)	(4,393)
Corporate, R&D, and Other	(14,075)	(21,442)	(15,542)
Total segment operating loss	$(7,069)	$(86,012)	$(45,833)

Reconciling Items:

Rationalizations - Industrial Materials	114	(161)	93
Rationalizations - Engineered Solutions	(28)	39	2,401
Rationalizations - Corporate, R&D, and Other	—	(14)	—
Impairments - Industrial Materials	—	75,650	35,381
Total rationalizations and impairments	86	75,514	37,875

Rationalization related
Industrial Materials (recorded in Cost of sales)	17,341	1,017	1,615
Industrial Materials (recorded in Selling and administrative)	25	(8)	—
Engineered Solutions (recorded in Cost of sales)	403	1,039	704
Engineered Solutions (recorded in Selling and administrative)	—	121	3
Corporate, R&D and Other (recorded in Selling and administrative)	—	3,345	1,687
Total rationalization related	17,769	5,514	4,009

Mark-to-market Pension Adjustment
Industrial Materials	—	3,485	—
Engineered Solutions	—	9,203	—
Corporate, R&D, and Other	—	6,314	—
Total Mark-to-market Pension Adjustment	—	19,002	—

Proxy contest expenses - Corporate, R&D, and Other	—	—	1,665
Total other expenses	—	—	1,665

Segment adjusted operating income:
Industrial Materials	19,080	21,981	11,191
Engineered Solutions	5,781	3,834	(1,285)
Corporate, R&D, and Other	(14,075)	(11,797)	(12,190)
Total adjusted operating income	$10,786	$14,018	$(2,284)

Adjusted operating income margin:
Industrial Materials	8.7%	10.7%	6.8%
Engineered Solutions	9.3%	7.1%	(3.0)%
Total adjusted operating income margin	3.8%	5.4%	(1.1)%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted segment operating income is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted segment operating income is generally viewed as providing useful information regarding a segment's operating profitability. Management uses adjusted segment operating income as well as other financial measures in connection with its decision-making activities. Adjusted segment operating income should not be considered in isolation or as a substitute for segment operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted segment operating income may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended March 31,		First Half Target
	2014	2015	2015

EBITDA	$33,015	$17,232	$30,000 - $40,000
Adjustments
Depreciation and amortization	(22,228)	(19,516)	(39,000)
Rationalization related depreciation	(17,433)	(1,053)	(1,000)
Rationalizations	(86)	(2,495)	(8,000)
Impairments	—	(35,381)	(35,000)
Rationalizations related charges	(337)	(2,955)	(4,000)
Proxy contest expenses	—	(1,665)	(2,000)
Operating income	(7,069)	(45,833)	(59,000) - (49,000)
Other (expense) income, net	(794)	(393)	(1,000)
Interest expense	(8,999)	(8,921)	(18,000)
Interest income	58	73	—
Income taxes	5,287	(534)	(2,000)
Net loss	$(11,517)	$(55,608)	$(80,000) - $(70,000)

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using historical or estimated target GAAP amounts as indicated above. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt as well as productivity and cash generation. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating
EBITDA measures under its senior secured revolving credit facility or other debt instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended March 31, 2014		For the Three Months Ended March 31, 2015
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net loss	$(11,517)	$(0.08)	$(55,608)	$(0.41)
Rationalizations, net of tax	74	—	1,624	0.01
Impairment, net of tax	—	—	30,901	0.23
Rationalization related, net of tax	12,301	0.09	2,601	0.02
Valuation allowance	—	—	6,080	0.04
Proxy contest expenses, net of tax	—	—	1,046	0.01
Adjusted net income (loss)	$858	$0.01	$(13,356)	$(0.10)

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income and adjusted earnings per share are non-GAAP financial measures that GrafTech calculates according to the schedule above, using GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income and adjusted earnings per share are generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income and adjusted earnings per share as well as other financial measures in connection with its decision-making activities. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income and adjusted earnings per share may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
    (Unaudited)

Net Debt Reconciliation
	As of December 31, 2014	As of March 31, 2015

Long-term debt	$341,615	$336,321
Short-term debt	188,104	191,446
Total debt	529,719	527,767
Less:
Cash and cash equivalents	17,550	10,961
Net Debt	$512,169	$516,806

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility or other debt instruments.